Exhibit (p)
Chatham Financial Corporation
235 Whitehorse Lane, Suite 200
Kennett Square, Pennsylvania 19348

August 16, 2017

USQ Core Real Estate Fund
235 Whitehorse Lane, Suite 200
Kennett Square, Pennsylvania 19348

Ladies and Gentlemen:

We are writing with regard to our purchase of 4,000 shares of beneficial interest (the "Shares") of the USQ Core Real Estate Fund (the "Fund") at a purchase price of $25.00 per share pursuant to a private offering prior to the effectiveness of the registration statement filed by the Fund on Form N-2 under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act").

The Shares were purchased pursuant to Section 14 of the 1940 Act to serve as the seed money for the Fund prior to the commencement of the public offering of its shares.  This is to advise you that these Shares were purchased for investment purposes only and that we have no present intention of redeeming or reselling the Shares so acquired.

Chatham Financial Corporation

By:

Name:	Matthew P. Henry

Title:	Managing Director and Authorized Signatory